STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP AND MERGER

Section 253(a) Subsidiary into Parent

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
IVANY ACQUSITION CORP., a Delaware Corporation
INTO
IVANY MINING, INC., a Delaware Corporation

Ivany Mining, Inc., a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That it was organized as a Delaware corporation pursuant to the provisions of the Delaware General Corporation Law on July 13, 1999.

SECOND: That it owns 100% of the outstanding shares of the capital stock of Ivany Acqusition Corp., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on January 8, 2010.

THIRD: That by unanimous written consent of its board of directors, dated January 11, 2010, it determined to merge said corporation into Ivany Mining, Inc., and did adopt the following resolutions:

RESOLVED, that this corporation, Ivany Mining, Inc., merges Ivany Acquisition Corp. with and into itself and assumes all of the obligations of Ivany Acquisition Corp., Inc., and

FURTHER RESOLVED, that the name of the surviving corporation shall be changed to
Ivany Nguyen, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 11th day of January, 2010.

By: /s/ Derek Ivany
Authorized Officer

Name: Derek Ivany
Title: President